NetREIT ANNOUNCES UNAUDITED THIRD QUARTER 2011 OPERATING RESULTS

For the nine months ending September 30, 2011 as compared to the same period in 2010:

*	Revenue increased 44.2% to $10.23 million as compared to $7.09 million;

*	Rental Operating Costs increased 14.7% to $3.66 million versus $3.19 million;

*	Rental Operating Costs as a percentage of rental income decreased to 37.53% as compared to 46.56%, a year over year decrease of 9.03%;

*	General and Administrative Costs (G&A) increased 13.19% to $2.66 million versus $2.35 million;

*	G&A as a percentage of income decreased to 25.97% versus 33.13%, a year over year decrease of 7.16%;

*	Funds From Operations (FFO) increased to $1,601,575 from $26,522;

*	Total Assets increased 22.32% to $146.90 million as compared to $120.09 million.

NetREIT declared a 5% stock dividend to all shareholders of record as of December 2, 2011!!

This will be NetREIT’s 9th stock dividend since inception.

NetREIT has paid 50 consecutive quarterly cash dividends.

For additional information please go to:
http://sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001080657&owner=exclude&count=40